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JDS Uniphase to Acquire IBM Optical Transceiver Business

Ottawa, Canada and San Jose, California - December 19, 2001 -JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) today announced that it has agreed to purchase the optical transceiver business of IBM Corporation. The pending acquisition will extend JDS Uniphase's product breadth to provide optical solutions beyond its existing telecommunications markets to growing data communications markets. IBM's optical data communications products include small form factor (SFF) transceivers and Gigabit Interface Converters (GBIC) for storage area networks (SAN) and local area networks (LAN) using optical Fibre Channel and Gigabit Ethernet protocols.

The transceiver business, with principal operations in Rochester, MN, broadens both the product lines and markets of JDS Uniphase. The IBM products expand the JDS Uniphase transmission module product line from long haul telecommunications to very short reach carrier and enterprise applications, providing what the Company believes will be the industry's broadest optical transmission product line, including leading optical Fibre Channel products for SAN applications and Gigabit Ethernet products for LANs. In addition, with this acquisition JDS Uniphase expands its customer base to include enterprise networking markets.

The IBM team will bring considerable technical depth and expertise that is complementary to the core competencies of JDS Uniphase. JDS Uniphase believes the combination will extend its technical depth through the addition of significant expertise in low cost, small form factor packaging, proprietary latching, and low cost materials and assembly techniques that are critical for high volume data communications applications. The team joining JDS Uniphase also brings considerable expertise in high-speed mixed signal silicon germanium and BiCMOS integrated circuit design as well as enhanced analog, microwave, optoelectronic, and mechanical design resources.

"This acquisition immediately positions JDS Uniphase as a leading supplier of fiberoptic solutions in the large and growing data communications markets," said Jozef Straus, JDS Uniphase co-chairman, president and chief executive officer. "With this unit's innovative packaging and strategic design capabilities, we believe we can offer enterprises the same value-added proposition for data communications as we do in telecommunications: improved network flexibility, capacity, reach, reliability and cost through advanced fiberoptic components and modules. By offering truly end-to-end network solutions, we believe we can provide solutions to a broader customer base and expand our addressable markets while building further on our core fiberoptic expertise."

Under the terms of the agreement, JDS Uniphase will pay $340 million in a combination of cash and stock, of which $100 million will be paid in cash. Additional payments of up to $85 million in cash or stock may be made in early calendar 2003 based on the financial performance of the acquired business. Closing of the transaction is subject to customary conditions, including the receipt of government approvals.

JDS Uniphase will host a webcast to discuss this acquisition at 5:00 PM Eastern Time today, December 19, 2001, on its website at www.jdsu.com under Investor Relations. A replay will be available on the website at the same location beginning at 7:00 PM Eastern Time on December 19, 2001.

JDS Uniphase is a high technology company that designs, develops, manufactures and sells a comprehensive range of products for high-performance fiberoptic communications applications. These products are deployed by system manufacturers worldwide, to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsu.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believe," "strategy" and similar words. Such forward-looking statements include, but are not limited to, any statement or implication regarding (a) the timing or likelihood of closing, (b) the growth of the data communications markets, (c) the benefits expected to be received by the Company and its customers from the acquisition, and (d) the Company's beliefs relative to the breadth of its optical transmission product line and the expansion of its technical depth following the acquisition. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business and financial condition.

These risks and uncertainties include, but are not limited to, factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission, including the "Risk Factors" discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 2001. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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